Exhibit 99.2

SOHU.COM

FIRST QUARTER 2005 EARNINGS REPORT

CONFERENCE CALL

Caroline Straathof, Director Investor Relations

Thank you for joining Sohu.com to discuss our First Quarter 2005 Results. Online today are

Charles Zhang, Chairman of the Board and CEO, and Carol Yu, Chief Financial Officer.

Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue, online game and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Thank you for your patience. Now, let me turn the call to Charles Zhang, Chairman of the board and CEO,

Charles Zhang:

Thank you all for being on our conference call today.

We are pleased to report these first quarter results that reflect how we were able to meet or exceed our own expectations for this quarter. Our first quarter revenues of US$23.7 million came in above company guidance. Our advertising revenues, which include brand advertising and sponsored search, were at the high end of our expectations despite strong seasonality of the Chinese New Year holidays. Our game operations are on track, with Q1 revenues in line with company expectations. And we are particularly pleased to note that wireless business has turned the corner with quarterly sequential revenue at $6.0 million, well above our expectations. We believe that we have left last year’s transitional and regulatory issues behind us. As a result, we expect that SOHU’s first quarter results put us on firm footing for a good business year.

Let me discuss the progress of our business this quarter in more detail.

First, advertising revenues.

Our advertising revenue of US$14.86 million met the high end of company guidance. These are solid first quarter results from which we can now move into the traditional high season for advertising in Q2 and Q3. Therefore we can reaffirm our full year guidance of 30% year-over-year growth in advertising revenues for 2005.

In our brand advertising we continue to see strong contributions from advertisers in the dotcom sector, financial services, fast moving consumer goods, as well as real estate advertising.

In sponsored search, I am happy to report that we launched our search engine SoGou version 2.0 during the first quarter, which is a significant technical upgrade of the first version that we launched in August last year. Sogou’s traffic has already shown some initial uptake from the upgrade in the first quarter with traffic that is double the Q4 level. As we explained before, our key objective for this year is to grow our search traffic, so that we build up a solid basis from which to monetize our search engine.

Even so, I am pleased to see that client spending on our Sponsored Search has strongly picked up again after the Chinese New Year. Therefore we expect quarter-on-quarter growth in Sponsored Search of 15%, growing faster than our brand advertising.

Our longer-term aim is to make SoGou the #1 search engine for Chinese language search in terms of technology, product and usage. A key component of our drive to grow traffic is our effort to build the largest web page database in the Chinese language. Currently our indexed web pages in the search engine stand at 800 million pages, and we expect our database to surpass one billion pages within weeks.

We expect our long-term prospects in online search to be further strengthened with our acquisition of Go2Map, an online mapping service provider. This seven-year old company is the dominant player in mapping technology in China. Through this acquisition, which we expect to close soon, we aim to quickly establish a market position in mapping solutions for the most than 100 million Internet users who go online to find city destinations such as government offices, restaurants and hotels, and bus line information. We believe the acquisition will enhance our overall competitive strength as a portal and search engine.

Turning to our other business lines, our non-advertising revenue of US$8.87 million exceeded company guidance because of a stronger than expected recovery in our wireless business.

Let me now briefly go over each of our non-advertising business lines: wireless business, online games, and e-commerce.

We finally turned the corner in the first quarter in our wireless business, which returned to quarterly sequential growth for the first time after 5 quarters of sequential decline. Each of our wireless business segments recorded growth, with SMS and WAP now providing the bulk of our wireless value-added services.

We are also pleased to note that our acquisition of Goodfeel, the WAP company we acquired last year, has started to pay off. The fully integrated SOHU-Goodfeel WAP team is taking full advantage of Chinese consumers’ increasing acceptance of WAP services.

We had an inline quarter for online games, with our two multi-player games Blade online and Knight online performing as expected. We are committed to online games for the long term and we are encouraged by this incremental progress. We are preparing to launch a casual game portal in the second half of this year. These games will not be revenue generating for now, but will enhance our overall portal entertainment offerings and lengthen the amount of time our users spend online with us.

Finally, a few words on e-commerce. Our e-commerce operation was affected by seasonality as well this past quarter. Our order intake is traditionally strong in the weeks leading up to Chinese New Year holidays. But just as with the Christmas holidays in other countries, customers do not shop much during and shortly after the holidays. We strongly believe in the long-term opportunity for e-commerce in China.

I’d like to make one final point before we move to the financial presentation. I have noticed that there is some confusion about my ownership holdings of Sohu. Let me clarify that here. I own 9.5 million shares, which is 26.1% of the company. I increased my holdings in the past year by 2%.

The bulk of these shares is held by the Photon Group, of which I am the sole owner. I transferred shares to Photon last year for personal planning purposes. My ownership furthermore includes 1.2 million shares subject to a 3-year variable prepaid forward sales contract signed in August 2003. You can find more details about my ownership of Sohu in the SEC filings.

Now I would like to give the floor to our CFO, Carol Yu, for a financial review.

Carol Yu:

Thank you Charles. I would like to take this opportunity to discuss some key points of our first quarter results to enhance your understanding of our business operations.

I. Revenues

We are pleased to report that revenues of $23.73 million for the first quarter exceeded our guidance.

With advertising revenue of $14.86 million we experienced a seasonal decline of 6% quarter-on-quarter, which was less severe than expected. Our sponsored search grew slightly, by 1%, over the previous quarter despite the negative impact of Chinese New Year. We believe we are still on the right track to reach our full year target of 30% growth for the entire advertising business.

We are very pleased to note that our wireless business is back on a growth track. Let me give you a breakdown:

Our SMS services grew 21% quarter-on quarter to US$ 3.3 million.

Our WAP services grew 38% to US$ 2.1 million, because our strong WAP team is tapping into growing popularity of WAP services, as Charles mentioned earlier.

Our IVR business grew 13% to 470 thousand dollar.

Our MMS and RingBackTone services contribute only very small amounts.

Going forward we believe that we will continue to see a cautious recovery in our wireless business.

II. Turning to our gross margin:

Overall gross margin of 68% was unchanged from the previous two quarters. Our advertising gross margin in Q1 at 76% was 4 basis points lower than in Q4 due to our seasonal sequential decline in sales.

Our non-advertising gross margin in Q1 was up to 55% from 45% in Q4. This was due to the resumption in growth of relatively high margin wireless products, especially WAP products.

III. Operating expenses

Total spending, which consists of operating expenses plus the cost of revenue for advertising amounted to $14.3 million in Q1, as compared to $13.6 million in the fourth quarter. Our professional fees were nearly $1 million lower than in Q4, when we incurred in a first-time one-time cost of professional fees in relation to our SO 404 project. At the same time, we incurred cost increases in Q1 for commissions, extra headcount and benefits, as well as increases in amortization and facilities related to our recent office relocation and a one-time write-off for leasehold improvements. These all together more than offset the reduction in professional fees.

IV. Operating Profit Margin

Operating profit margin in the first quarter was 23%, compared to 25% in the fourth quarter. We are still in the build-up phase of a very promising but competitive market, therefore we need to continue to invest in the future growth of the company.

V. Balance Sheet.

Let me now make a few comments on the Balance Sheet.

Our DSO for Q1 is 79 days, compared to 74 days in Q4. Advertising DSO is 93 days, up slightly from 92 days in Q4. Our March 31 net accounts receivable balance was $19.1 million, compared to $19.9 million in Q4, including $12.3 million related to our advertising business and $ 5.9 million for our wireless business.

Our bad debts provision for our advertising business as of March 31 2005 amounted to $1.7 million, an increase of $750 thousand compared to the provision as of December 31, 2004. While we consider this level of bad debt provision to be still relatively low as compared to our level of advertising sales, we pay particular attention to continue to be prudent in our credit extension policy.

As in the past, we had regular collections from our mobile operators. I would like you to reassure you that we have never had a bad debt from a mobile operator.

VI. And finally, the Business Outlook

You will find detailed guidance for the second quarter in our earnings release. Let me explain a few key points regarding our guidance.

•	We are moving into the high season for online advertising. The second and third quarter of the year is traditionally the period in which marketers allocate the bulk of their advertising budget. As Charles mentioned we expect sponsored search to grow by 15% in Q2.

•	On the expenses side, let me remind you of what we said in our last call: We have budgeted for Q2 a total of $800 thousand dollar for additional amortization, extra employee benefits and additional rent over 2004 levels. This is greater than the $500 thousand dollar we incrementally incurred in the first quarter, because we moved office in early February 2005. The annualized additional expenses related to the new office total $3.2 million dollar in 2005.

Before we start the Q&A let me summarize the key points underlying our confidence in SOHU’s long term future.

•	Our dominant position in online advertising will continue to pay off given that the dynamic online advertising market in China is still in an early growth stage.

•	And the paid search market offers us another tremendous long-term growth opportunity because SOHU is an early player with proprietary technology in this market.

That concludes my presentation. Thank you for your attention and now I would like to open the floor for questions. Operator?